Exhibit 99(b)

March 26, 2003

Dear Shareholder:

      On behalf of the Board of Directors and Management of Potash Corporation of Saskatchewan Inc., we invite you to attend the 2003 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 8, 2003 at 10:30 a.m. (local time) at the Delta Bessborough, 601 Spadina Crescent East, Saskatoon, Saskatchewan, Canada.

      The Notice of Annual Meeting and Management Proxy Circular describing the formal business of the meeting and related proxy are enclosed.

      Your vote is very important. Whether or not you plan to attend the meeting, please complete, date and sign the accompanying proxy and return it in the envelope provided.

Sincerely,

D. E. PHILLIPS	W. J. DOYLE
Chairman of the Board	President and Chief Executive Officer

Potash Corporation of Saskatchewan Inc.

PCS Tower,      Suite 500,      122 – 1st Avenue South,      Saskatoon, Saskatchewan      S7K 7G3

POTASH CORPORATION OF SASKATCHEWAN INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Meeting”) of shareholders of Potash Corporation of Saskatchewan Inc. (the “Corporation”), a Canadian corporation, will be held on Thursday, May 8, 2003 at 10:30 a.m. (local time) at the Delta Bessborough, 601 Spadina Crescent East, Saskatoon, Saskatchewan, Canada for the following purposes:

1.	to receive the financial statements of the Corporation for the year ended December 31, 2002 and the report of the auditors thereon;

2.	to elect directors;

3.	to appoint auditors for the Corporation; and

4.	to transact such other business as may properly come before the meeting or any adjournments thereof.

      DATED at Saskatoon, Saskatchewan this 26th day of March, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN L.M. HAMPTON
Secretary

Shareholders who are unable to attend in person are requested to date, sign and return, as soon as possible and in the envelope enclosed for that purpose, the enclosed form of proxy.

POTASH CORPORATION OF SASKATCHEWAN INC.

MANAGEMENT PROXY CIRCULAR
ANNUAL MEETING OF SHAREHOLDERS

SOLICITATION OF PROXIES

      This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of Potash Corporation of Saskatchewan Inc. (the “Corporation”), a Canadian corporation, and constitutes a solicitation by or on behalf of the management of the Corporation under The Canada Business Corporations Act, for use at the Annual Meeting of shareholders of the Corporation (the “Meeting”) to be held on May 8, 2003 and any adjournments thereof. All costs of solicitation will be borne by the Corporation. In addition to the mail, proxies may be solicited by telephone or in person by employees of the Corporation who will receive no additional compensation for such services. The Corporation has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies in Canada and the United States for total estimated fees of $18,000. In addition, the Corporation will reimburse brokers, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common shares of the Corporation (the “Shares”) held by such persons.

      A shareholder who has given a proxy may revoke it at any time before it is exercised by attending the Meeting and voting in person or by replacing it with a duly executed proxy bearing a later date. In addition to revocation in either such manner, a shareholder giving a proxy may revoke the proxy by instrument in writing executed by the shareholder or by his attorney authorized in writing and deposited either at the registered and principal executive office of the Corporation, Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan, Canada, S7K 7G3, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the chairman of the Meeting on the day of the Meeting or any adjournment thereof.

      This Management Proxy Circular and the accompanying Notice of Annual Meeting of Shareholders and proxy will first be sent or given to shareholders on or about March 26, 2003.

      Except as otherwise stated, the information contained herein is given as of March 15, 2003.

      Unless otherwise specified, all dollar amounts are expressed in United States dollars.

VOTING SHARES

      There are 52,094,982 Shares of the Corporation outstanding as of March 15, 2003, each Share carrying the right to one vote. Each shareholder of record at the close of business on March 20, 2003 is entitled to vote at the Meeting the Shares registered in his or her name on that date.

      The quorum for any meeting of shareholders is one or more persons present and holding or representing by proxy not less than 5% of the total number of outstanding Shares.

OWNERSHIP OF SHARES

      The following table sets forth information as of March 15, 2003, with respect to the beneficial ownership of Shares held by the executive officers of the Corporation named in the Summary Compensation Table herein and by all directors and executive officers of the Corporation.

Amount and Nature of
Beneficial Ownership
Name	(1)(2)(3)

William J. Doyle	396,443

James F. Dietz	113,198

Wayne R. Brownlee	169,747

Barry E. Humphreys	168,559

Barbara J. Irwin	47,500

All directors and executive officers as a group, including the above-named individuals (25 persons)	1,857,996

(1)	The number of Shares beneficially owned is reported on the basis of regulations of the U.S. Securities and Exchange Commission, and includes Shares that the individual has the right to acquire at any time within 60 days after March 15, 2003 and Shares directly or indirectly held by the individual or by certain family members or others over which the individual has sole or shared voting or investment power.

(2)	Each of the directors and executive officers of the Corporation owned less than 1% of the Shares issued and outstanding as at March 15, 2003. The directors and executive officers of the Corporation as a group beneficially owned approximately 3.56% of the Shares issued and outstanding as at March 15, 2003.

(3)	Includes Shares purchasable within 60 days after March 15, 2003 through the exercise of options granted by the Corporation, as follows: Mr. Doyle 345,000 Shares; Mr. Dietz 107,500 Shares; Mr. Brownlee 163,500 Shares; Mr. Humphreys 168,000 Shares; Ms. Irwin 45,000 Shares, and directors and executive officers as a group, including the foregoing individuals, 1,766,300 Shares.

      Listed below is the name and other information concerning persons known to the Corporation (from the Corporation’s records and reports filed with the U.S. Securities and Exchange Commission on Schedule 13D or 13G) who owned, as of March 15, 2003 more than 5% of any class of the Corporation’s voting securities:

	Name and Address of	Amount and Nature of
Title of Class	Beneficial Owner	Beneficial Ownership	Percent of Class(1)

Common Shares	Lord, Abbett & Co. 90 Hudson Street Jersey City, New Jersey 07302	3,957,149(2)(3)	7.59%

Common Shares	Primecap Management Company 225 South Lake Avenue Suite 400 Pasadena, California 91101	3,848,980(4)(5)	7.38%

Common Shares	Mackenzie Financial Corporation 150 Bloor Street West Suite M111 Toronto, Ontario M5S 3B5	3,747,616(6)(7)	7.19%

Common Shares	Philips, Hager & North Investment Management Ltd. 200 Burrard Street Vancouver, B.C. V6C 3N5	3,214,750(8)(9)	6.17%

Common Shares	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	2,703,400(10)(11)	5.18%

Common Shares	Jarislowky, Fraser Limited 1010 Sherbrooke St. West Suite 2005 Montreal, Quebec H3A 2R7	2,697,202(12)(13)	5.17%

(1)	Represents percent of Shares outstanding as of March 15, 2003.

(2)	Such person has sole voting and dispositive power as to all 3,957,149 Shares.

(3)	As set forth in a Schedule 13G dated January 28, 2003.

(4)	Such person has sole dispositive power as to all 3,848,980 Shares and sole voting power as to 847,180 Shares.

(5)	As set forth in a Schedule 13G (amendment) dated September 30, 2002.

(6)	Such person has sole voting and dispositive power as to all 3,747,616 Shares.

(7)	As set forth in a Schedule 13G (amendment) dated February 13, 2003.

(8)	Such person has sole voting and dispositive power as to all 3,214,750 Shares.

(9)	As set forth in a Schedule 13G dated January 12, 1999.

(10)	Such person has sole dispositive power as to all 2,703,400 Shares and sole voting power as to 559,200 Shares.

(11)	As set forth in a Schedule 13G dated February 14, 2003.

(12)	Such person has sole dispositive power as to all 2,697,202 Shares, sole voting power as to 2,557,666 Shares and shared voting power as to 139,536 Shares.

(13)	As set forth in a Schedule 13G dated February 6, 2003.

ELECTION OF DIRECTORS

      The articles of the Corporation provide that the Board of Directors of the Corporation (the “Board”) shall consist of a minimum of 6 directors and a maximum of 20, with the actual number to be determined from time to time by the Board. The Board has determined that, at the present time, there will be 12 directors.

      Proxies solicited hereby will be voted for the following proposed nominees (or for substitute nominees in the event of contingencies not known at present) who will, subject to the bylaws of the Corporation and applicable corporate law, hold office until the next annual meeting of shareholders or until their successors are elected or appointed in accordance with the bylaws or applicable corporate law. The affirmative vote of a plurality of the Shares present in person or by proxy at the Meeting and voted in respect of the election of directors is required to elect directors.

      The following table states the names and ages of all the persons to be nominated for election as directors, all other positions and offices with the Corporation now held by them, their present principal occupation or employment, their business experience over the last five years, the period during which present directors of the Corporation have served as directors, and the number of Shares and Share Units beneficially owned by each of them, including Shares over which any such individual has or shares voting or investment power.

FREDERICK J. BLESI	Director Since 2001
Number of Shares Beneficially Owned — 10,750* Number of Share Units Held — 1,021**
Mr. Blesi, 65, of Glenview, Illinois is a retired Chairman and Chief Executive Officer of the Phosphate Chemicals Export Association Inc. (“PhosChem”), the principal vehicle for the export of U.S. phosphate chemicals. Prior to joining PhosChem in 1981, he was Vice President, International with International Minerals and Chemical Corporation.

Mr. Blesi is Chairman of the Compensation Committee and a member of the Audit Committee.

WILLIAM J. DOYLE	Director Since 1989
Number of Shares Beneficially Owned — 396,443* Number of Share Units Held — 0**
Mr. Doyle, 52, of Saskatoon, Saskatchewan, is President and CEO of the Corporation. He became President of PCS Sales in 1987, after a career with International Minerals and Chemical Corporation. He is Chairman of Canpotex Limited, a director of the Potash and Phosphate Institute and The Fertilizer Institute and is on the College Board of Advisors at Georgetown University.

Mr. Doyle is a member of the Executive Committee.

JOHN W. ESTEY
Number of Shares Beneficially Owned — 0* Number of Share Units Held — 0**
Mr. Estey, 52, of Glenview, Illinois is President and Chief Executive Officer of S&C Electric Company, Chicago, Illinois. With S&C Electric Company since 1972, he has been President and CEO since 1997. He has served on the IEEE/Power Engineering Society Governing Board since 1992 and is currently President of the Society. He is a member of the Board of Governors of the National Electrical Manufacturers Association and is a director of the Executives’ Club of Chicago.

WADE FETZER III	Director Since 2002
Number of Shares Beneficially Owned — 1,000* Number of Share Units Held — 225**
Mr. Fetzer, 65, of Glencoe, Illinois is a Retired Partner with the investment banking firm Goldman Sachs. With Goldman Sachs since 1971, he was responsible for investment banking services in the midwestern United States. He sits on the boards of Serologicals Corporation, Sphere Communications and Northern Star Broadcasting. He is also on the boards of the University of Wisconsin Foundation; the Kellogg Alumni Advisory Board and Rush-Presbyterian St. Luke’s Medical Center.

Mr. Fetzer is a member of the Corporate Governance and Nominating Committee and the Compensation Committee.

DALLAS J. HOWE	Director Since 1991
Number of Shares Beneficially Owned — 19,400* Number of Share Units Held — 731**
Mr. Howe, 58, of Calgary, Alberta, serves in a management role with GE Medical Systems Information Technology, of which the company he formerly owned, BDM Information Systems, is now a part. He is owner and CEO of DSTC Ltd., a technology investment company and a director of Advanced DataSystems Ltd. as well as a member of the University of Saskatchewan Board of Governors. He served on the Board of Potash Corporation of Saskatchewan, the Crown corporation from 1982 to 1989.

Mr. Howe is Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee.

ALICE D. LABERGE
Number of Shares Beneficially Owned — 0* Number of Share Units Held — 0**
Ms. Laberge, 46, of Vancouver, British Columbia, is the Chief Financial Officer of Fincentric Corporation, a leading provider of enterprise wealth management and core banking software to the global financial services industry. With Fincentric since October 2000, Ms. Laberge was previously the Senior Vice President and Chief Financial Officer of MacMillan Bloedel Limited, one of North America’s largest forest products companies and served as a member of the lead transition team when that company was acquired by Weyerhaeuser Company in November 1999. She is a director of BC Hydro and serves as chair of its audit committee. She is Vice Chair and Trustee of Healthcare Benefit Trust and serves as a director, United Way of the Lower Mainland.

JEFFREY J. McCAIG	Director Since 2001
Number of Shares Beneficially Owned — 5,750* Number of Share Units Held — 1,023**
Mr. McCaig, 51, of Calgary, Alberta is President, CEO and a director of Trimac Corporation, a bulk trucking and third-party logistics company. Before joining Trimac in 1983, he practiced law, specializing in corporate financing and securities. He is a director of BOVAR Corporation.

Mr. McCaig is a member of the Audit Committee and the Compensation Committee.

MARY MOGFORD	Director Since 2001
Number of Shares Beneficially Owned — 6,750* Number of Share Units Held — 1,401**
Ms. Mogford, 58, of Newcastle, Ontario is a Corporate Director and Partner in Mogford Campbell Inc., a strategic business and financial consulting company. A former Deputy Minister of Finance and Deputy Minister of Natural Resources in the province of Ontario, she is a director of Empire Company Ltd., Falconbridge Ltd., MDS Inc., Sears Canada Inc., and is a member of the Altamira Advisory Council.

Ms. Mogford is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

PAUL J. SCHOENHALS	Director Since 1992
Number of Shares Beneficially Owned — 17,550* Number of Share Units Held — 707**
Mr. Schoenhals, 61, of Calgary, Alberta, President of Petroleum Industry Training Service, was Chairman of Potash Corporation of Saskatchewan, the Crown corporation, from 1987 to 1989. He is a former Member of the Legislative Assembly and Cabinet Minister in Saskatchewan.

Mr. Schoenhals is Chairman of the Safety, Health & Environment Committee and is a member of the Compensation Committee.

E. ROBERT STROMBERG, Q.C.	Director Since 1991
Number of Shares Beneficially Owned — 27,852* Number of Share Units Held — 837**
Mr. Stromberg, 61, of Saskatoon, Saskatchewan, is associated with the Saskatchewan law firm Robertson Stromberg. He is a director of NorSask Forest Products Inc. and Hitachi Canadian Industries Ltd. and is Chairman of the Saskatoon Airport Authority.

Mr. Stromberg is a member of the Executive Committee and the Safety, Health & Environment Committee.

JACK G. VICQ	Director Since 1989
Number of Shares Beneficially Owned — 21,543* Number of Share Units Held — 550**
Mr. Vicq, 63, of Saskatoon, Saskatchewan, is a Professor Emeritus of Accounting in the College of Commerce, University of Saskatchewan and was formerly Associate Dean of Commerce and responsible for the Centre for International Business Studies. He held the A.W. Johnson Distinguished Chair in Public Policy in the Saskatchewan Finance Department until May 2002 and is currently Chairman of the Provincial Court Commission.

Mr. Vicq is Chairman of the Audit Committee and a member of the Executive Committee.

ELENA VIYELLA DE PALIZA
Number of Shares Beneficially Owned — 0* Number of Share Units Held — 0**
Ms. Viyella de Paliza, 48, of the Dominican Republic, is President of Inter-Quimica, S.A., a company dedicated to the import and distribution of bulk industrial chemicals. She is also President and founder of Monte Rio Power Corp., a power generation company, and President of Indescorp S.A., a management and financial consulting company. Until 1998, Ms. Viyella de Paliza was Executive Vice President of FERSAN, the leading fertilizer bulk blender and distributor of agrochemicals in the Caribbean. Formerly, she also held the Presidency of the Dominican Stock Exchange, the Dominican Manufacturers Association and the National Agribusiness Board.

*	The number of Shares indicated above as beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of March 15, 2003 through the exercise of options granted by the Corporation, as follows: Frederick J. Blesi 10,750 Shares; William J. Doyle 345,000 Shares; Dallas J. Howe 18,400 Shares; Jeffrey J. McCaig 5,750 Shares; Mary Mogford 5,750 Shares; Paul J. Schoenhals 17,150 Shares; E. Robert Stromberg 20,950 Shares; and Jack G. Vicq 20,950 Shares.

**	See “Compensation of Directors”. Share Units do not carry any voting rights. The number of Share Units held by each director has been rounded down to the nearest whole number.

      All of the above directors have had the principal occupation described above for the previous five years except as follows: Mr. Doyle was President of PCS Sales from March 1997 to July 1998, and President and Chief Operating Officer of the Corporation from July 1998 to July 1999.

      The law firm of Robertson Stromberg has provided and continues to provide legal services to the Corporation. E. Robert Stromberg was, during 2002, and continues to be associated with Robertson Stromberg.

      Mr. Doyle is Chairman of Canpotex Limited, a potash export, sales and marketing company owned in equal shares by the three potash producers in Saskatchewan. In 2002, sales to Canpotex Limited amounted to $241 million.

      During 2002, there were 8 meetings of the Board and the number of meetings held by committees of the Board were: (i) Executive Committee — 0; (ii) Audit Committee — 8; (iii) Compensation Committee — 5; (iv) Safety, Health & Environment Committee — 6; and (v) Corporate Governance and Nominating Committee — 5. Each of the Corporation’s current directors attended at least 75% of the total of the meetings of the committees on which the director served and the meetings of the Board, with the exception of Mr. Fetzer (70%) and Mr. Wright (68.42%).

      Mr. Phillips and Mr. Wright, having reached the retirement age for directors of age 70, will be retiring from the Board on May 8, 2003. Mr. Bourne will also be retiring from the Board on that date.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth, for the periods indicated, all compensation earned by the individual who served as Chief Executive Officer of the Corporation during 2002 and by each of the Corporation’s other four most highly compensated executive officers as of the end of calendar year 2002 for services rendered to the Corporation and its subsidiaries (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE(1)

					Long-Term
					Compensation

		Annual Compensation			Awards	Payouts

					Securities
				Other	Underlying
				Annual	Options	LTIP	All Other
		Salary	Bonus(2)	Compensation	Granted(3)	Payouts(4)	Compensation
Name and Principal Position	Year	$	$	$	#	$	$

William J. Doyle	2002	812,500	476,000	—	70,000	2,937,000	52,778(6)
President and Chief	2001	787,500	425,000	53,464(5)	70,000	—	51,895(6)
Executive Officer	2000	725,000	1,000,000	1,163	70,000	—	69,074(6)

James F. Dietz	2002	395,719	150,000	—	35,000	908,000	12,533(8)
Executive Vice President	2001	378,125	128,000	—	35,000	—	23,237(8)
and Chief Operating Officer(7)	2000	325,000	305,000	14,466	35,000	—	40,641(8)

Wayne R. Brownlee	2002	367,640	121,000	—	30,000	790,000	26,155(9)
Senior Vice President,	2001	350,065	110,000	1,241	30,000	—	25,193(9)
Treasurer and	2000	325,000	245,000	—	30,000	—	77,439(9)
Chief Financial Officer

Barry E. Humphreys	2002	325,690	107,000	—	30,000	721,000	24,240(10)
Senior Vice President and	2001	316,200	82,100	1,460	30,000	—	24,360(10)
Chief Information Officer	2000	310,000	200,000	—	30,000	—	74,905(10)

Barbara J. Irwin	2002	322,591	109,000	—	30,000	488,000	12,078(12)
Senior Vice President,	2001	295,981	90,300	—	30,000	—	10,347(12)
Administration(11)	2000	70,000	50,000	—	30,000	—	3,937(12)

(1)	Those amounts which were paid in Canadian dollars have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

(2)	Reports amounts awarded pursuant to the Corporation’s Short-Term Incentive Plan. See “Compensation Committee Report on Executive Compensation — Short-Term Incentive Compensation”.

(3)	Options granted pursuant to the Corporation’s Stock Option Plan — Officers and Employees.

(4)	Reflects payouts pursuant to the terms of the Long-Term Incentive Plan in effect for the performance period January 1, 2000 to December 31, 2002. The calculation was based on performance over the three-year period, measured by reference to Total Shareholder Return (“TSR”). TSR of the Corporation measured the capital appreciation of the Shares over the performance period and included dividends paid. As such, it simulated the actual investment performance realized by shareholders. The Plan considered both the TSR of the Corporation, and the TSR performance relative to a peer group of companies (Agrium Inc., IMC Global Inc., Mississippi Chemical Corporation, and Terra Industries Inc.). The following table sets forth rates of return over the performance period.

			Agrium
	PotashCorp	IMC	(TSX)		Terra	Peer Group
	(NYSE)	Global	($ Cdn)	MissChem	Industries	Average	S&P 500

Opening Share Price*
(Jan. 2000)	47.38	16.09	11.61	5.73	1.38	—	—

Closing Share Price*
(Dec. 2002)	63.99	10.63	17.43	0.31	1.60	—	—

TSR	41.41%	(30.97%)	54.45%	(93.05%)	16.36%	(13.30%)	(37.61	%)**

* 5-day average

** Source: Georgeson & Co. (dividends reinvested)

For detail regarding the LTIP in place for the performance period January 1, 2003 to December 31, 2005 and the award of units thereunder, see “Long-Term Incentive Plan”.

(5)	Of the other annual compensation indicated for 2001, $24,806 reflects a payment made for personal tax preparation and administration and $16,296 reflects a membership allowance.

(6)	The reported amounts for 2002, 2001 and 2000 consist, respectively, of:

(i)	$44,895, $43,820 and $40,857 which represents the Corporation’s contribution to the Corporation’s defined contribution pension and savings plans on behalf of the indicated Named Executive Officer;

(ii)	$7,883, $8,075 and $7,448 which represents the value of the benefit for group term life insurance premiums paid by the Corporation on behalf of the indicated Named Executive Officer; and

(iii)	$20,769 for 2000 which represents a lump sum pay-out to satisfy the Corporation’s obligation to the indicated Named Executive Officer for earned but unused vacation.

(7)	Prior to November 1, 2000, Mr. Dietz’s principal position was President, PCS Nitrogen, Inc. (“PCS Nitrogen”), a subsidiary of the Corporation.

(8)	The reported amounts for 2002, 2001 and 2000 consist, respectively, of:

(i)	$10,000, $8,500 and $8,500 which represents contributions by the Corporation’s subsidiary to its defined contribution pension plan on behalf of the indicated Named Executive Officer; and

(ii)	$2,533, $2,155 and $2,028 which represents the value of the benefit for group term life insurance premiums paid by the Corporation’s subsidiary on behalf of the indicated Named Executive Officer; and

(iii)	$12,582 for 2001 and $30,113 for 2000 which represents reimbursement for moving expenses.

(9)	The reported amounts for 2002, 2001 and 2000 consist, respectively, of:

(i)	$22,626, $21,957 and $20,880 which represents the Corporation’s contribution to its defined contribution pension and savings plans on behalf of the indicated Named Executive Officer;

(ii)	$3,529, $3,236 and $2,617 which represents the value of the benefit for group term life insurance premiums paid by the Corporation on behalf of the indicated Named Executive Officer; and

(iii)	$53,942 for 2000 which represents a lump sum pay-out to satisfy the Corporation’s obligation to the indicated Named Executive Officer for earned but unused vacation.

(10)	The reported amounts for 2002, 2001 and 2000 consist, respectively, of:

(i)	$20,527, $20,260 and $20,130 which represents the Corporation’s contribution to its defined contribution pension and savings plans on behalf of the indicated Named Executive Officer;

(ii)	$3,713, $4,100 and $3,804 which represents the value of the benefit for group term life insurance premiums paid by the Corporation on behalf of the indicated Named Executive Officer; and

(iii)	$50,971 for 2000 which represents a lump sum pay-out to satisfy the Corporation’s obligation to the indicated Named Executive Officer for earned but unused vacation.

(11)	Ms. Irwin joined the Company in October 2000.

(12)	The reported amounts for 2002, 2001 and 2000 consist, respectively, of:

(i)	$10,000, $8,500 and $3,500 which represents contributions by the Corporation’s subsidiary to its defined contribution pension plan on behalf of the indicated Named Executive Officer; and

(ii)	$2,078, $1,847 and $437 which represents the value of the benefit for group term life insurance premiums paid by the Corporation’s subsidiary on behalf of the indicated Named Executive Officer.

Long-Term Incentive Plan

      Each of the Named Executive Officers participates in the Corporation’s Long-Term Incentive Plan, adopted in November 2002 for the performance cycle January 1, 2003 through December 31, 2005. For a description of the operation of the plan, see “Compensation Committee Report on Executive Compensation — Long-Term Incentive Plan”. The following table sets forth hypothetical potential future payments under the plan following the end of the current performance cycle (January 1, 2003 through December 31, 2005).

LONG-TERM INCENTIVE PLAN

AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock
			Price-Based Plans (Number of Units)
	Number of	Performance
	Units	Period
Name	(#)(1)	(2)	Threshold (#)	Target (#)(3)	Maximum (#)(3)

William J. Doyle	27,074	January 1, 2003 to December 31, 2005	0	27,074	40,611

James F. Dietz	8,556	January 1, 2003 to December 31, 2005	0	8,556	12,834

Wayne R. Brownlee	7,094	January 1, 2003 to December 31, 2005	0	7,094	10,641

Barry E. Humphreys	6,108	January 1, 2003 to December 31, 2005	0	6,108	9,162

Barbara J. Irwin	6,230	January 1, 2003 to December 31, 2005	0	6,230	9,345

(1)	Subject to achieving the performance objectives and other vesting criteria established under the Long-Term Incentive Plan, each unit represents the right to receive a cash payment equal to the market value of one Share generally as of the end of the three-year performance period. If none of the minimum performance objectives are achieved, no payout is made under the plan. Achievement of all of the target performance objectives entitles an eligible executive to payment of 100% of the units granted under the plan. Upon achievement of all of the maximum performance objectives, an eligible executive will be entitled to payment of 150% of the units granted under the plan.

(2)	The performance period for units awarded in November 2002 to the Named Executive Officers is the three-year period from January 1, 2003 through December 31, 2005. The performance period may end earlier in the event of an executive’s qualifying termination of employment prior to December 31, 2005 (and the executive would then be entitled to a pro rated award payment based on performance through the date of termination), as provided in the Long-Term Incentive Plan.

(3)	Cash payment in settlement of a vested unit may not exceed 300% of the market value of a Share at the commencement of a Performance Cycle.

Options

      The following table sets forth information concerning the grants of stock options to the Named Executive Officers during the year ended December 31, 2002.

OPTION GRANTS DURING THE

MOST RECENTLY COMPLETED FISCAL YEAR

Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price		Present Value
Name	Granted(1)(2)#	Fiscal Year	$/Share	Expiration Date	(3)(4)$

William J. Doyle	70,000	7.87	66.01	Nov. 20, 2012	1,484,700

James F. Dietz	35,000	3.93	66.01	Nov. 20, 2012	742,350

Wayne R. Brownlee	30,000	3.37	Cdn. 104.66	Nov. 20, 2012	700,044

Barry E. Humphreys	30,000	3.37	Cdn. 104.66	Nov. 20, 2012	700,044

Barbara J. Irwin	30,000	3.37	66.01	Nov. 20, 2012	636,300

(1)	Options granted pursuant to the Corporation’s Stock Option Plan — Officers and Employees (the “Option Plan”).

(2)	Options granted on November 20, 2002. Subject to the terms of the Option Plan, each option is exercisable with respect to one-half of the indicated number on and after November 20, 2003 and with respect to the balance of the indicated number on and after November 20, 2004 (or earlier in the event of a “change of control” of the Corporation as defined in the Option Plan). All options are transferable (without consideration) to the spouse, children and grandchildren of the original optionee (or to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing persons), in accordance with the terms and conditions of the Option Plan.

(3)	The Modified Black-Scholes Option Pricing Model was used to determine the grant date present value of the stock options granted in November, 2002 by the Corporation to the Named Executive Officers. Under the Modified Black-Scholes Option Pricing Model, the grant date present value of the stock options referred to in the table was Cdn$36.96 per Share for Mr. Brownlee and Mr. Humphreys and $21.21 per Share for Mr. Doyle, Mr. Dietz and Ms. Irwin. The material assumptions and adjustments incorporated in the Modified Black- Scholes Option Pricing Model in estimating the value of options reflected in the above table include the following:

(i)	an option term of 8 years; with respect to the options granted to Mr. Brownlee and Mr. Humphreys, an interest rate of 4.76% (representing the interest rate on a Canadian Treasury security with a maturity date corresponding to that of the option term) and with respect to options granted to Mr. Doyle, Mr. Dietz and Ms. Irwin, an interest rate of 3.78% (representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term);

(ii)	with respect to the options granted to Mr. Brownlee and Mr. Humphreys, volatility of 32.89% (calculated using daily stock prices on The Toronto Stock Exchange for the three-year period prior to the grant date) and with respect to options granted to Mr. Doyle, Mr. Dietz and Ms. Irwin, volatility of 31.35% (calculated using daily stock prices on the New York Stock Exchange for the three-year period prior to the grant date);

(iii)	with respect to the options granted to Mr. Brownlee and Mr. Humphreys, dividends at the rate of Cdn$1.583 per Share and with respect to options granted to Mr. Doyle, Mr. Dietz and Ms. Irwin, dividends at the rate of $1.00 per Share (representing the annualized dividends paid with respect to a Share at the date of grant); and

(iv)	a reduction of approximately 10% to reflect the probability of forfeiture due to termination prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate values of the options will depend on the future market price of the Shares, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Shares over the exercise price on the date the option is exercised.

(4)	Amounts denominated in Canadian dollars are converted to United States dollars at the exchange rate in effect at the date of grant of the options.

      The following table sets forth the options exercised during the year ended December 31, 2002 by the Named Executive Officers, the number of options held by the Named Executive Officers at year end, and the year-end value of unexercised, in-the-money options held by such individuals at December 31, 2002.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED

FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of		Value of Unexercised
			Securities Underlying		in-the-Money Options
			Options At FY-End		at FY-End(1)

	Securities
	Acquired on	Aggregate Value		#		$
	Exercise	Realized	#	Not	$	Not
Name	#	$	Exercisable	Exercisable	Exercisable	Exercisable

William J. Doyle	8,500	336,515	345,000	105,000	1,599,850	21,000

James F. Dietz	—	—	107,500	52,500	401,875	10,500

Wayne R. Brownlee	—	—	163,500	45,000	1,126,886	0

Barry E. Humphreys	—	—	168,000	45,000	1,299,365	0

Barbara J. Irwin	—	—	45,000	45,000	88,575	9,000

(1)	Values are calculated by determining the amount by which the market value of the Shares underlying the options on December 31, 2002 exceeded the exercise prices of the options and converting Canadian dollar amounts to United States dollars using the December 31, 2002 exchange rate of $.6330.

Pension Plans

      The Corporation maintains the Potash Corporation of Saskatchewan Inc. Pension Plan (the “PCS Plan”) which generally requires all participating employees to contribute 5.5% of their earnings (or such lesser amount as is deductible for Canadian income tax purposes) to the PCS Plan and the Corporation to contribute an equal amount. When an individual retires, the full amount in the individual’s account is used to produce the pension.

      The Corporation maintains a Supplemental Retirement Income Plan (the “Supplemental Plan”) which is unfunded and non-contributory and which provides a supplementary pension benefit for certain of the Corporation’s officers and key managers. Under the basic terms of the Supplemental Plan a pension benefit is provided in an amount equal to 2% of the average of the participant’s three highest years’ earnings multiplied by the participant’s years of pensionable service (to a maximum of 35 years), minus any annual retirement benefit payable under the PCS Plan or certain other tax qualified plans maintained by the Corporation or any of its subsidiaries. Benefits under the Supplemental Plan are paid in the currency in which the participant’s earnings are denominated. For purposes of the Supplemental Plan, earnings are defined as the participant’s annual base pay plus 100% of all bonuses paid or payable for such year pursuant to the Short-Term Incentive Plan. The normal retirement age pursuant to the Supplemental Plan is 65, with a reduction in benefits for early retirement prior to age 62. No benefits pursuant to the Supplemental Plan are payable if termination occurs prior to age 55. Benefits payable to employees who have reached the minimum age (55) for retirement pursuant to the Supplemental Plan are secured by letters of credit provided by the Corporation and are generally paid in the form of an annuity for life, or, at a participant’s election, in a single lump-sum payment equal to the actuarial present value of the annual benefit provided by the Supplemental Plan.

      For a designated group of senior officers of the Corporation, including Mr. Doyle, Mr. Brownlee and Mr. Humphreys, the benefit payable under the Supplemental Plan is an amount equal to: (i) 5% of the average of the senior officer’s three highest years’ earnings multiplied by the senior officer’s years of pensionable service (to a maximum of 10 years), plus (ii) 2% of the average of the senior officer’s three highest years of earnings multiplied by the senior officer’s years of pensionable service in excess of 25 years to a maximum of 10 additional years, minus (iii) any annual retirement benefit payable under the PCS Plan and certain other tax qualified plans maintained by the Corporation or any of its subsidiaries.

      The following table shows the range of estimated annual benefits payable upon retirement to Mr. Doyle, Mr. Brownlee and Mr. Humphreys pursuant to the Supplemental Plan. Estimated benefits payable pursuant to the Supplemental Plan will be reduced by any benefits payable to Mr. Doyle, Mr. Brownlee and Mr. Humphreys pursuant to the PCS Plan and certain other tax qualified plans maintained by the Corporation or any of its subsidiaries.

SUPPLEMENTAL RETIREMENT INCOME PLAN TABLE

Remuneration	Years of Service

	$10	20	30	40	50

$ 250,000	$ 125,000	$ 125,000	$ 150,000	$ 175,000	$ 175,000

500,000	250,000	250,000	300,000	350,000	350,000

1,000,000	500,000	500,000	600,000	700,000	700,000

1,500,000	750,000	750,000	900,000	1,050,000	1,050,000

2,000,000	1,000,000	1,000,000	1,200,000	1,400,000	1,400,000

3,000,000	1,500,000	1,500,000	1,800,000	2,100,000	2,100,000

      As of December 31, 2002, the average of the three highest year’s earnings for purposes of the Supplemental Plan for each Named Executive Officer participating in the Supplemental Plan were as follows: $1,408,667 for Mr. Doyle, $506,235 for Mr. Brownlee and $446,997 for Mr. Humphreys. The estimated credited years of service at assumed retirement age of 65 for each of the Named Executive Officers participating in the Supplemental Plan are as follows: 28 years for Mr. Doyle, 41 years for Mr. Brownlee and 40 years for Mr. Humphreys.

      Prior to January 1, 1999, PCS Phosphate and PCS Nitrogen maintained separate defined benefit pension plans for their respective eligible U.S. employees, including Mr. Dietz in the case of PCS Nitrogen. Effective January 1, 1999 the Corporation consolidated its pension plans for U.S. employees and the Nitrogen Pension Plan was merged with and into the Phosphate Pension Plan to form a new U.S. Pension Plan (the “U.S. Pension Plan”).

      Under the U.S. Pension Plan, participants age 62 or older with at least 20 years of service receive a retirement benefit of 1.5% of the participant’s final average compensation (as defined below) multiplied by the participant’s years of service accrued after December 31, 1998 (maximum 35 years) in the form of a life annuity. Participants with service accrued prior to January 1, 1999 under the Phosphate Pension Plan or the Nitrogen Pension Plan, including Mr. Dietz, will have a portion of their retirement benefit calculated in accordance with the applicable benefit formula as was in effect on December 31, 1998. Employees not meeting the minimum age or years of service requirement at termination will receive a reduced benefit.

      Pursuant to the U.S. Pension Plan, final average compensation is defined as compensation for the highest paid 60 consecutive months of service out of the last 120 months of service. Compensation is defined as a participant’s base pay plus annual bonus. The benefits available under the U.S. Pension Plan are not subject to offset for other retirement benefits.

      The retirement benefits from the U.S. Pension Plan for Mr. Dietz and Ms. Irwin are subject to certain limitations on the amount of retirement benefits that may be provided under U.S. tax qualified pension plans. The Corporation maintains a supplemental pension plan (the “U.S. Supplemental Plan”) which is an unfunded and non-qualified plan intended to provide participants therein, including Mr. Dietz and Ms. Irwin, with the same aggregate benefits based on eligible service under the supplemental plan that such participant would have received had there been no legal limitations on the benefits provided by the U.S. Pension Plan.

      For Mr. Dietz and Ms. Irwin, the following table represents an estimate of the range of retirement income calculated pursuant to the U.S. Pension Plan and the U.S. Supplemental Plan for service on or after January 1, 1999.

POST-1998 SERVICE TABLE

Remuneration	Years of Service

	$10	15	20	25	30

$200,000	$30,000	$45,000	$60,000	$75,000	$90,000

300,000	45,000	67,500	90,000	112,500	135,000

400,000	60,000	90,000	120,000	150,000	180,000

500,000	75,000	112,500	150,000	187,500	225,000

600,000	90,000	135,000	180,000	225,000	270,000

700,000	105,000	157,500	210,000	262,500	315,000

      As of December 31, 2002, the final average compensation for the purposes of the U.S. Pension Plan and any applicable supplemental plan for Mr. Dietz was $508,369 and for Ms. Irwin was $332,785. The estimated credited years of post-1998 service under such plans at normal retirement age of 65 for Mr. Dietz is 13 years and for Ms. Irwin 20 years.

      As of December 31, 1998, the Nitrogen Pension Plan provided a normal monthly retirement benefit equal to the sum of (i) 1.1% of the participant’s average monthly pay during the highest paid 60 consecutive calendar months of the last 120 calendar months of employment multiplied by the participant’s credited service and (ii) 0.4% of (a) the excess of such average monthly pay over the participant’s “covered compensation” multiplied by (b) the participant’s credited service (up to a maximum of 35 years). “Covered compensation” is defined as the 35-year average of the U.S. Social Security wage bases measured from the year in which the participant reaches Social Security retirement age.

      The following table represents an estimate of the range of the pre-1999 service component of the retirement income of Mr. Dietz, at the levels of average compensation and years of service shown, calculated pursuant to the formula in the Nitrogen Pension Plan and including benefits relating to pre-1999 service under the U.S. Supplemental Plan. The following calculations use the applicable social security earning limit based on Mr. Dietz’s year of birth, 1946.

PRE-1999 SERVICE TABLE

Remuneration	Years of Service

	$5	10	15	20	25

$200,000	$13,000	$27,000	$41,000	$55,000	$68,000

300,000	21,000	42,000	63,000	85,000	106,000

400,000	28,000	57,000	86,000	115,000	143,000

500,000	36,000	72,000	108,000	145,000	181,000

600,000	43,000	87,000	131,000	175,000	218,000

700,000	51,000	102,000	153,000	205,000	256,000

      As of December 31, 2002, the estimated credited years of pre-1999 service at normal retirement age of 65 for Mr. Dietz is 6 years for the purposes of the U.S. Pension Plan, and 2 years for purposes of the U.S. Supplemental Plan. Final average compensation is the same as that calculated for the purpose of the U.S. Pension Plan and post-1998 service.

Employment Contracts and Termination of Employment

Change in Control Agreements

      Effective December 30, 1994, the Corporation, and where applicable, PCS Sales, entered into Change in Control Agreements with certain senior executives, including Mr. Doyle, Mr. Brownlee and Mr. Humphreys. The initial term of each Change in Control Agreement was through December 31, 1997; however, the term of the Change in Control Agreements has been automatically renewed for successive one-year periods since December 31, 1997 and continues to be subject to automatic renewal for successive one-year terms until the employee reaches age 65 or unless either party gives notice of termination. A change in control of the Corporation will be deemed to have occurred if:

(a)	there is a significant (50 percent or more) change in the Board within any two-year period, not including replacement directors approved for nomination by the Board;

(b)	there occurs an amalgamation, merger, consolidation, or other transaction whereby the control of the existing shareholders of the Corporation is diluted to less than 50 percent control of the surviving or consolidated entity;

(c)	there occurs a significant (50 percent or more based on book value) sale or other disposition of the fixed assets of the Corporation within any twelve-month period; or

(d)	any party acquires 20 percent or more of the voting securities of the Corporation.

      Benefits pursuant to the Change in Control Agreements will be payable upon termination of the executive’s employment within two years following a change in control. Termination of the executive’s employment is defined to include the executive ceasing to be employed for any reason, including constructive dismissal, except by reason of death, disability, resignation or voluntary retirement, or dismissal for dishonest or willful misconduct.

      The severance benefit entitlements upon termination of employment following a change in control of the Corporation are:

(a)	a lump-sum payment of three times the executive’s current base salary and average bonus for the last three years;

(b)	a lump-sum payment of the pro-rata target bonus for the short year in which the termination occurs;

(c)	immediate vesting and cash out of all outstanding Long-Term Incentive Plan awards;

(d)	a credit of three additional years of service under the Supplemental Plan;

(e)	three-year continuation of medical, disability, and group term life insurance, provided that these benefits terminate upon obtaining similar coverage from a new employer or upon commencement of retiree benefits; and

(f)	financial or outplacement counselling to a maximum of Cdn$10,000.

      Payments to be made pursuant to the foregoing and relating to the employee’s bonus may be deferred by the executive for up to three years or for such other period as may be permitted by the Income Tax Act (Canada);

      All outstanding non-exercisable options granted to the executive pursuant to the Corporation’s Stock Option Plan for Officers and Employees become exercisable upon the occurrence of a change in control. In the event no public market for the Shares exists, the Corporation (or PCS Sales as the case may be) will compensate the executive for the value of his or her options on the basis of a share value approved by the shareholders of the Corporation upon a change in control, or, if no such value has been approved, then based upon the market value of the Shares when last publicly traded. For Mr. Doyle, there is provision for a “gross up” of payments to cover excise taxes if payable in respect of such benefits.

Other

      The current severance policy of the Corporation for termination without cause, which is applicable to all salaried employees including the Named Executive Officers, is to provide notice of impending termination, or payment of salary in lieu of notice, equivalent to two weeks for each complete year of service (subject to a minimum of 4 weeks and a maximum of 52 weeks). Such policy is superseded by specific termination provisions contained in a written agreement.

COMPENSATION COMMITTEE

Composition of the Compensation Committee

      The following individuals served as members of the Compensation Committee during the year which ended on December 31, 2002.

Frederick J. Blesi (Chairman)

Wade Fetzer III
Dallas J. Howe
Jeffrey J. McCaig
Paul J. Schoenhals
Barrie A. Wigmore

      Mr. Wigmore was a member and Chairman of the Committee until his retirement from the Board in May 2002. Mr. Fetzer was appointed to the Committee and Mr. Blesi was appointed Chairman of the Committee in May 2002.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board (the “Committee”) is, at present, composed of five independent directors. The Committee is charged with formulating and making recommendations to the Board in respect of compensation issues relating to directors and senior officers of the Corporation. The Committee also makes recommendations regarding the Corporation’s Stock Option Plans and administers its Short and Long-Term Incentive Plans, each in accordance with its terms. The Committee reviews and makes recommendations regarding the general merit increase budget for salaried and non-bargaining hourly employees and has general oversight of employee benefit programs. In addition, the Committee, in consultation with the Chief Executive Officer, considers and reports to the Board regarding corporate succession matters.

      Executive compensation policies, as described more fully below, are designed with the objective of attracting and retaining qualified executives by providing compensation packages which are competitive within the marketplace and by compensating them in a manner which encourages individual performance consistent with shareholder expectations.

Salary

      The Corporation has established a system of tiered salary levels for senior executives (i.e. vice president and above) of the Corporation. Currently, each senior executive position is assigned to the appropriate salary tier, considering the position’s internal value as well as external competitive comparisons. The external competitive comparisons are prepared by independent compensation consultants and consist of a group of approximately 20 companies selected on the basis of a number of factors, including similar industry characteristics and market capitalization (the “Executive Comparator Group”). Each individual’s salary is then generally set at the 50th percentile within the applicable range determined for the tier, taking into account the individual’s duties, performance and experience. Individual executive salaries are subject to approval by the Chief Executive Officer and the Compensation Committee of the Board, except for the Chief Executive Officer’s salary, which is subject to approval by the Compensation Committee and the Board.

Short-Term Incentive Compensation

      The Corporation’s Short-Term Incentive Plan is intended to aid in developing strong corporate management by providing financial incentives to key employees to achieve objectives which contribute materially to the Corporation’s success. The plan presently provides for incentive awards based on an individual’s performance, position with the Corporation and the financial results of the Corporation. Ranges of incentive awards are established for each position, which awards are expressed as a percentage of annual salary. The actual percentage used in calculating the award is generally determined by the Corporation’s cashflow return (as defined) in relation to a pre-established target, subject to adjustment based upon the individual’s performance and such other factors as the Committee deems appropriate. For certain participants in the plan employed at particular operating facilities, the award percentage is adjusted pursuant to a formula designed to reflect the actual results of the operating facility compared to an approved target for that facility. Under the terms of the plan, generally no payments are made if the cashflow return is less than 50% of the target set by the Board for that year. For senior executives, which include the Named Executive Officers, incentive awards range from 15% to 140% of salary, depending upon actual cashflow return as compared to target return above the minimum threshold requirement, and subject to adjustment based on the Executive’s performance and such other factors as the Committee deems appropriate.

Long-Term Incentive Compensation

      The Corporation’s Long-Term Incentive Plan is intended to reward senior executives and other key employees for superior performance over an extended period and for their continued contributions to the long term success of the Corporation. The performance objectives under the plan are designed to further align the interests of executives and key employees with those of shareholders by linking the vesting of awards to the total return to shareholders over the three-year performance period ending December 31, 2005 (called Total Shareholder Return or TSR). TSR measures the capital appreciation in the Shares, including dividends paid over the performance period, and thereby simulates the actual investment performance of the Shares.

      A participant is awarded a number of units under the Long-Term Incentive Plan generally based on the participant’s salary, target award percentage and the Share price at the beginning of the performance period. The target award percentages range from 20% to 70%, depending upon the executive’s position with and potential for contribution to the success of the Corporation.

      Under the Long-Term Incentive Plan, vesting of one-half of the awards is based on increases in the TSR over the three-year performance period ending December 31, 2005. Vesting of the remaining one-half of the awards is based on the extent to which the TSR matches or exceeds the TSR of the common shares of a group of peer companies over the performance period. The peer group of companies consists of those companies that are included in the Dow Jones U.S. Basic Materials Companies Index.

      Participants are generally required to continue in a qualifying position with the Corporation throughout the performance period as one of the conditions to vesting. However, if a participant’s employment terminates earlier due to the participant’s retirement, disability or death or the Corporation terminates a participant’s employment without just cause, the participant will be entitled to a cash payment in settlement of a pro rata number of units, with vesting determined based on the achievement of performance objectives as of the date of termination. A participant who resigns or whose employment is terminated for just cause forfeits all rights to any units granted under the plan.

      Vested units are settled in cash based on the Share price generally at the end of the performance period. Depending on the extent to which the performance objectives are achieved, an amount ranging from 25% to 150% of the units granted under the Long-Term Incentive Plan may become vested. Achievement of all target performance objectives entitles an eligible executive to payout of 100% of the units awarded under the plan.

The target performance objective for one-half of the units is a TSR of 30% over the performance period. The target performance objective for the remaining units is to outperform the peer group index by 5% over the performance period. No units will vest if none of the minimum performance objectives are achieved. The minimum performance requirement for one-half of the units is a positive TSR. The minimum performance requirement for the remaining units is for the TSR to have matched the peer group index. The cash payout in settlement of a vested unit may not exceed 300% of the market value of a Share at the commencement of a performance cycle.

      The interests of management are also tied to the interests of the Corporation’s shareholders through the annual grant of options to executives and other key employees pursuant to the Corporation’s Stock Option Plan — Officers and Employees. The options are granted at 100% of market value, become exercisable over two years (or earlier in the event of a “change of control” as defined in the plan) and expire after ten years. Options are granted considering the position in and contribution made to the Corporation by the individual involved. The number of Shares subject to options granted to an individual is a function of the individual’s position within the Corporation and his or her ability to affect corporate performance.

      In considering whether to grant options and how many Shares are to be subject to options, the Committee considers the aggregate number of options outstanding and is also guided in such matters by applicable regulatory constraints.

      In relative terms, greater value within the compensation package is delivered through incentive compensation (short-term incentives, long-term incentives and options) than annual base salary. However, each element of the package is designed to complement the others in enabling the Corporation to achieve the objectives of its compensation policies.

Chief Executive Officer Compensation

      The Committee reviews annually the CEO’s salary, any awards under the Short and Long-Term Incentive Plans and any grant of options under the Corporation’s Stock Option Plan — Officers and Employees. The CEO’s annual salary is determined primarily on the basis of his individual performance and the performance of the Corporation. While no mathematical weighting formula exists, the Committee considers all factors which it deems relevant including the net income of the Corporation, the Corporation’s share price, the duties and responsibilities of the CEO, the CEO’s individual performance relative to established objectives, and current compensation levels. Awards pursuant to the Short and Long-Term Incentive Plans and under the Corporation’s Stock Option Plan — Officers and Employees are made in accordance with the plans as outlined above.

      Reference is also made to the compensation of chief executive officers of the Executive Comparator Group. The comparison of the Corporation’s CEO compensation to the comparator group incorporates many factors including the relative size of the companies, their profitability and share price, the duties of the chief executive officer and any other extenuating or special circumstances. In general, the CEO’s compensation is set at the 50th percentile of the applicable range.

      Mr. Doyle’s compensation for 2002 as set forth in the Summary Compensation Table was determined in accordance with the foregoing.

      Submitted on behalf of the Compensation Committee: Frederick J. Blesi, Wade Fetzer III, Dallas J. Howe, Jeffrey J. McCaig, and Paul J. Schoenhals.

PERFORMANCE GRAPHS

      The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a Cdn$100 investment in the Corporation’s Shares at December 31, 1997 to the return on the S&P/TSX Composite Index.

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

Potash Corporation of Saskatchewan Inc. — TSX Listing	$100	$84	$61	$106	$89	$93

S&P/TSX Composite Index	$100	$98	$130	$139	$122	$107

      The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a $100 investment in the Corporation’s Shares at December 31, 1997 to the return on the Standard & Poor’s 500 Index, the shareholder return of a peer group of fertilizer producers and marketers selected by the Corporation and the Dow Jones Basic Materials Companies Index (“DJBMCI”).

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

Potash Corporation of Saskatchewan Inc. — NYSE Listing	$100	$78	$60	$99	$79	$83

Self-selected Peer Group	$100	$67	$47	$61	$52	$45

S&P 500®	$100	$129	$156	$141	$125	$97

Dow Jones US Basic Materials Companies Index	$100	$97	$130	$71	$124	$105

The Self-selected Peer Group consists of:

Company	Symbol

Agrium Inc.*	AGU
IMC Global Inc.	IGL
Mississippi Chemical Corp.	GRO
Terra Industries Inc.	TRA

*	Toronto Stock Exchange listing.

      Commencing next year, the Corporation intends to only utilize the DJBMCI as its peer group comparator and no longer use the self-selected peer group referenced above. Management considers the DJBMCI to be an appropriate peer group comparator. The Corporation’s LTIP now uses the DJBMCI as such a peer group comparator.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

      The Corporation has acquired and maintains liability insurance for its directors and officers as well as those of its subsidiaries as a group. The coverage limit of such insurance is $50 million per occurrence and $50 million in the annual aggregate. The Corporation has entered into a one-year contract ending June 30, 2003. Premiums of $208,417 were paid by the Corporation for the last fiscal year. Claims for which the Corporation grants indemnification to the insured persons are subject to a $1 million deductible for any one loss.

COMPENSATION OF DIRECTORS

      Directors of the Corporation are compensated through the cash payment of an annual retainer plus other fees, the grant of stock options and the grant of Share Units (as hereinafter defined). Each outside director’s compensation package, comprised of the above components, approximates $100,000 annually, with the Board Chair’s compensation package approximating $300,000 annually. Details regarding each component of the compensation packages are as follows.

      Except as set forth below, each director who is not also an officer or employee of the Corporation (an “outside director”) receives from the Corporation an annual retainer of $30,000, a per diem fee of $1,000 for meetings he or she attends and a travel fee of $500 per day where travel is required on a day or days on which a meeting does not occur. Outside directors receive an additional $3,500 per year if they serve as a chair of a Board committee. Each outside director who is a member of a Board committee receives a per diem fee of $1,000 for meetings he or she attends, provided such meetings are not held the same day as a Board meeting. Outside directors are also reimbursed for expenses incurred in discharging their responsibilities. Mr. Phillips, as Board Chair, receives an annual retainer of $100,000 (as opposed to $30,000).

      On November 20, 2002, the Board granted options with limited transferability (pursuant to the Stock Option Plan — Directors) to purchase 1,500 Shares to each director of the Corporation, with the exception of Mr. Doyle and Mr. Phillips. Mr. Phillips, as Board Chair, received an option to purchase 4,000 Shares. All such options have an exercise price equal to the fair market value of the Shares at the time the options were granted (Cdn$104.66 per Share for non-U.S. resident directors and $66.01 for U.S. resident directors, respectively), become exercisable over two years (or earlier in the event of a “change in control” of the Corporation as defined in the Stock Option Plan — Directors) and expire ten years after the date on which they were granted. A Black-Scholes valuation methodology, resulting in a value of $24.02 per share, was applied to these options to determine their present value for the purposes of calculating this component of the annual compensation package.

      Effective November 20, 2001, the Corporation adopted a Deferred Share Unit Plan for Non-Employee Directors (the “Plan”), which entitles non-employee directors to receive discretionary grants of deferred share units (“Share Units”), each of which has a value equal to the market value of a Share at the time of its grant. The Plan also allows the director to defer, in the form of Share Units, up to 100% of the annual retainer fees and any other fees payable to such director in respect of serving as a director (“Fees”), which would otherwise be payable in cash. The Plan is intended to enhance the Corporation’s ability to attract and retain highly qualified individuals to serve as directors and promote a greater alignment of interests between such directors and the shareholders of the Corporation.

      The number of Share Units credited to the director’s account with respect to Fees that the director elects to allocate to the Plan is determined as of the last trading day of each calendar quarter and is equal to the quotient obtained by dividing (a) the aggregate amount of Fees allocated to the Plan for the relevant calendar quarter by (b) the market value of a Share on such last trading day (determined on the basis of the closing price on the Toronto Stock Exchange for participants resident in Canada and on the basis of the closing price on the New York Stock Exchange for all other participants). Share Units earn dividends in the form of additional Share Units at the same rate as dividends on Shares.

      Each Share Unit is credited to the account of an individual director and fully vests upon an award, but is distributed only when the director has ceased to be a member of the Board or the board of directors of any subsidiary and the director is neither an employee of the Corporation nor of any subsidiary. At such time, the director will receive, at the discretion of the Compensation Committee and as approved by the Board, either a number of Shares purchased on the open market equal to the number of Share Units recorded in the director’s account (reduced by the amount of applicable withholding taxes), or a cash payment equal to the market value of the director’s Share Unit entitlement (less applicable withholding taxes).

      On November 20, 2002, each non-employee director received a discretionary grant of 225 Share Units, with the exception of the Board Chair, Mr. Phillips, who was granted 1,307 Share Units.

CORPORATE GOVERNANCE

      A statement of corporate governance pursuant to the requirements and guidelines (the “Guidelines”) of the Toronto Stock Exchange relating to disclosure of corporate governance practices is attached hereto as Appendix A.

REPORT OF AUDIT COMMITTEE

      The following independent directors served as members of the Audit Committee during the year ended December 31, 2002:

Jack G. Vicq (Chairman)

Frederick J. Blesi
Jeffrey J. McCaig
Mary Mogford

      In accordance with the Audit Committee charter adopted by the Board of Directors, the Audit Committee has responsibility for the oversight of the Corporation’s financial reporting and audit processes and related internal controls on behalf of the Board. During the fiscal year ended December 31, 2002, the committee met 8 times.

      In overseeing the audit process, the Audit Committee obtained from the independent auditors their letter dated February 7, 2003 as required by the Independent Standards Board Standard No. 1 describing all relationships between the auditors and the company that might bear on the auditors’ independence and the auditors’ judgment that they are, in fact, independent and discussed with the auditors the disclosures therein. The Committee also reviewed the organizational structure, procedure and practices that support the objectivity of the internal audit department. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks. The Committee discussed, with and without management present, the results of the independent auditors’ examination of the financial statements and all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”. The Committee also discussed the results of the internal audit examinations.

      In meetings with financial management, internal audit and the independent auditors, the Audit Committee reviewed and discussed quarterly interim financial information prior to the earnings release for the applicable quarter. The Committee also reviewed the quarterly and annual MD&A.

      The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2002, with management and the independent auditors, including the quality, not just the acceptability, of the Corporation’s financial reporting practices and the completeness and clarity of the related financial disclosures. Management is responsible for the preparation of the Corporation’s financial statements and the independent auditors are responsible for auditing those financial statements.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors.

      The Audit Committee reviews the Corporation’s Disclosure Controls and Procedures on an annual basis. In addition, it has reviewed and updated its committee charter, a copy of which is attached as Appendix B.

      Submitted on behalf of the Audit Committee, Jack G. Vicq, Frederick J. Blesi, Jeffrey J. McCaig and Mary Mogford.

APPOINTMENT OF AUDITORS

      Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche LLP, the present auditors, as auditors of the Corporation to hold office until the next annual meeting of shareholders, unless the shareholder signing such proxy specifies otherwise. The affirmative vote of a majority of Shares voted on such matter is required to reappoint the firm of Deloitte & Touche LLP as auditors of the Corporation. Since the Corporation’s initial public offering in 1989, Deloitte & Touche (or its predecessors) have been the Corporation’s auditors. A representative of Deloitte & Touche LLP is expected to attend the Meeting. At that time the representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

      For the years ended December 31, 2002, and December 31, 2001, Deloitte & Touche LLP received the following fees:

	Year ended December 31,

	2002	2001
	$	$

Audit Fees	1,062,202	1,094,507

Audit Related Fees	185,971	137,942

Tax Fees	277,476	773,340

All Other Fees	55,135	0

Audit Fees

      Deloitte & Touche LLP billed the Corporation $1,062,202 and $1,094,507 for 2002 and 2001, respectively, for the following audit services: (i) audit of the annual consolidated financial statements of the Corporation for the fiscal years ended December 31, 2002 and 2001; (ii) review of the interim financial statements of the Corporation included in quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2002 and 2001; (iii) audits of individual statutory financial statements; (iv) attest services and the provision of comfort letters; (v) the provision of consent letters; and (vi) review and advice in respect of accounting matters in connection with the Corporation’s shelf registration statement and prospectus filings.

Audit-Related Fees

      Deloitte & Touche LLP billed the Corporation $185,971 and $137,942 for 2002 and 2001, respectively, for the following audit services: (i) internal control reviews; (ii) accounting consultations regarding financial accounting and reporting standards; (iii) employee benefit plan audits; and (iv) due diligence related to mergers and acquisitions.

Tax Fees

      Deloitte & Touche LLP billed the Corporation $277,476 and $773,340 for 2002 and 2001, respectively, for the following audit services: (i) tax compliance; (ii) tax planning; and (iii) tax advice, including minimizing tax exposure or liability.

All Other Fees

      Deloitte & Touche LLP billed the Corporation $55,135 and $0 for 2002 and 2001, respectively, for all other fees.

      The Audit Committee monitors and reviews the independence of its auditors on an on-going basis. In addition, the committee is evaluating its processes for the pre-approval of engagements for services of its external auditors in anticipation of the new pre-approval requirements under the Sarbanes-Oxley Act of 2002 and the related rules issued by the Securities and Exchange Commission.

MANNER OF VOTING PROXIES

      Proxies solicited hereby will be voted or withheld from voting on the election of directors and voted for or against or withheld from voting on the appointment of auditors, in accordance with any specifications made on the proxy. In the absence of any such specification, such proxies will be voted for the election of the directors and the appointment of the auditors specified in this Management Proxy Circular.

      The Board knows of no matters to come before the Meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matters which are not now known to the Board should properly come before the Meeting or any adjournment thereof, or if amendments or variations to the matters referred to in the Notice of Annual Meeting are presented for action at the Meeting or any adjournment thereof, the proxies will be voted on such matters, amendments or variations in accordance with the best judgment of the person voting the proxy which confers such discretionary authority.

SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the Corporation’s annual meeting of shareholders in 2004 and which such shareholders are entitled to request be included in the Management Proxy Circular for that meeting, must be received at the Corporation’s principal executive offices not later than December 27, 2003.

GENERAL

      In respect of matters to be voted on at the Meeting, where a broker may not be permitted to vote Shares held in street name in the absence of instructions from the beneficial owner of the Shares, such Shares will be considered not entitled to vote, although such Shares and Shares for which the holders abstain from voting will count for purposes of determining the presence of a quorum.

      Copies of the Corporation’s most recent Form 10-K together with any document incorporated by reference therein, the most recent annual financial statements together with the accompanying report of the auditor, and any interim financial statements filed subsequent to the filing of the most recent annual financial statements may be obtained on request from the Secretary of the Corporation.

      The contents and the sending of this Management Proxy Circular have been approved by the Board.

JOHN L.M. HAMPTON
Secretary
March 26, 2003

APPENDIX A

Corporate Governance

      Corporate governance received unprecedented attention in 2002. Major reforms were initiated in both Canada and the United States. Many of the final rules relating to those reforms are pending.

      The Board of Directors, through its Corporate Governance and Nominating Committee which met 5 times in 2002, is focused on new threshold regulatory standards (both proposed and implemented) as well as best practices which go beyond the requirements mandated by regulation.

      To comply with those standards and achieve those best practices, the Board has adopted a comprehensive package of governance principles which build on and enhance the Corporation’s governance reforms of 2001. The complete text of PotashCorp’s Governance Principles can be found at www.potashcorp.com.

      In keeping with the Toronto Stock Exchange Guidelines on Corporate Governance, the following table describes the Corporation’s position on each of the enumerated areas.

Does
PCS
TSX Guidelines for	Currently
Effective Corporate Governance	Align?	Comments

1.	The Board of Directors should explicitly assume responsibility for stewardship of the corporation and specifically for: (a) Adoption of a strategic planning process;	Yes	The Board of Director’s Charter provides that the Board has the responsibility to participate, as a whole and through its Committees, in identifying the objectives and goals of the business as well as associated risks, and the strategy by which it proposes to reach those goals and mitigate those risks.

The Board devotes a significant portion of its annual three day mid-winter meeting to strategic planning, including a review of the plan and special presentations on matters of particular strategic significance.

The Board has formalized its approach to strategic planning through the adoption of a strategic planning calendar. It provides a well-defined strategic planning process with specific activities, events and deliverables throughout a repeating 12-month cycle.

Does
PCS
TSX Guidelines for	Currently
Effective Corporate Governance	Align?	Comments

(b) Identification of the principal risks of the Corporation’s business and implementing appropriate risk management systems;	Yes	The Board has established a comprehensive approach to risk identification and management. A comprehensive “risk universe”, divided into four parts on the basis of Committee areas of responsibility, has been developed. Senior management, working with the appropriate Committees, identify significant risks from the risk universe. Senior executives are assigned responsibility for each significant risk and, working with a multi-disciplinary project team, they:

(i) evaluate the risk exposure of each significant risk;

(ii) recommend response modifications to achieve the appropriate level of exposure; and

(iii) refine the risk evaluation process for subsequent use.

The results of such activities are reviewed with the appropriate Committees and are reported to the Board annually in November at a meeting convened for that purpose.

(c) Succession planning, including appointing, training and monitoring senior management;	Yes	The Board Charter provides that the Board has responsibility for succession planning, both for the Chief Executive Officer and for other management. Regular reviews of succession planning are made to the Board by management and the Compensation Committee regularly reviews Chief Executive Officer succession planning. The Board is also responsible for developing procedures and ensuring their implementation for appointing, training and monitoring senior management.

Does
PCS
TSX Guidelines for	Currently
Effective Corporate Governance	Align?	Comments

(d) Communications policy; and	Yes	The Board has adopted a comprehensive policy on corporate disclosure. A Disclosure Committee, composed of the Senior Vice President Corporate Relations, the Chief Operating Officer, the Chief Financial Officer, the President, PCS Sales, and the General Counsel has been created to oversee the application of the Disclosure Policy. The Disclosure Policy confirms the Corporation’s commitment to timely, consistent, credible, non-selective dissemination of material information and establishes procedures to effect such ends. The Disclosure Policy encompasses website postings, electronic communications, and dealings with regulators, analysts and the media.

(e) Integrity of internal control and management information systems.	Yes	The Audit Committee, which met 8 times in 2002, regularly reviews the integrity of the Corporation’s internal control and management information systems. Such reviews include receiving reports from the Chief Financial Officer, the Chief Information Officer, the Controller and the Internal Auditor and discussions with external auditors. Findings are summarized and reported to the Board.

2.	A majority of Directors should be “unrelated” (that is, independent of management and free from any conflict of interest).	Yes	As of March 15, 2003 twelve Directors comprised the Board. Of that number ten were independent Directors.

The Board’s definition of an independent Director is a person who has no relationship to the Corporation that may interfere with the Director’s exercise of independence from management and the Corporation.

The Board has concluded that Directors who are independent under the proposed New York Stock Exchange standard are also unrelated Directors for the purposes of the Guidelines with the result that ten Directors are unrelated.

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

As of March 15, 2003 the Corporation did not have a significant shareholder as defined in the Guidelines.

A Policy has been established which provides that Directors will not stand for re-election after reaching the age of seventy years.

3.	Disclose for each Director whether the Director is related and how that conclusion was reached.	Yes	The Board has applied the proposed New York Stock Exchange standard of independence and concluded that ten of its Directors are independent. Of the remaining two Directors, Mr. Doyle, as an executive and employee of the Corporation, and Mr. Wright, as a former executive and employee of the Corporation, are not independent.

4.	The Board of Directors should appoint a Committee: (a) responsible for proposing new nominees to the full Board for election; and	Yes	The Corporate Governance and Nominating Committee is responsible for recruiting and proposing to the full Board new nominees for Directors. The Committee, in the discharge of its duties:

(i) in consultation with the Board and Chief Executive Officer and, on an ongoing basis, identifies the mix of expertise and qualities required for the Board;

(ii) assesses the attributes new Directors should have for the appropriate mix to be maintained;

(iii) in consultation with the Board and Chief Executive Officer and, on an ongoing basis, maintains a database of potential candidates;

(iv) has implemented a procedure to identify, with as much advance notice as practicable, impending Board vacancies, so as to allow sufficient time for recruitment and for introduction of proposed nominees to the existing Board;

(v) develops a “short-list” of candidates and arranges for each candidate to meet with the Chairman and the Chief Executive Officer;

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

(vi) recommends to the Board as a whole proposed nominee(s) and arranges for their introduction to as many Board members as practicable;

(vii) ensures that prospective candidates are informed of the degree of energy and commitment the Corporation expects of its Directors; and

(viii) encourages diversity in the composition of the Board.

	(b) Composed exclusively of outside (non-management) Directors, a majority of whom are unrelated.	Yes	The Corporate Governance and Nominating Committee is composed of five outside Directors, four of whom are independent and unrelated.

5.	Implement a process for assessing the effectiveness of the board, its committees and individual Directors.	Yes	The Board has adopted a policy requiring annual Board assessment and annual Director self-assessment. The Board assessment includes an assessment of the Board against its Charter and of its Committees. The results of such assessment are reported regularly to the full Board and forms a basis for continuous improvement in board practices.

Responsibility for the assessment process and any follow-up action lies with the Corporate Governance and Nominating Committee and the Board Chair.

6.	Provide orientation and education programs for new Directors.	Yes	The Board has adopted a written New Director Orientation Policy designed to:

(i) provide each new Director with a baseline of knowledge about the Corporation which will serve as a basis for informed decision-making;

(ii) tailor the program for each new Director to take into account his or her unique mix of skills, experience, education, knowledge and needs; and

(iii) be delivered over a period of time to minimize the likelihood of overload and maximize the lasting educational impact.

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

The orientation program is tailored to the needs of each new Director, and will consist of a combination of written material, one-on-one meetings with senior management, site visits and other briefings and training as appropriate.

7.	Consider size of Board with a view to facilitating effective decision-making.	Yes	The Board has considered its size and has concluded that a board comprising 12 members (its current size) allows it to most effectively discharge its duties.

8.	Review the adequacy and form of compensation of Directors in light of the responsibilities and risks involved in being an effective Director.	Yes	The Compensation Committee regularly reviews both the amount and components of the Corporation’s Director compensation package and the Chair’s compensation package.

The Board has determined that a portion of the total annual compensation package should be paid in the form of Deferred Share Units (“DSUs”). As well, each Director can elect to take some or all of his or her annual and per diem fees in the form of DSUs. Each DSU has a floating value equivalent to one common share of the Corporation and cannot be paid out until the Director retires from the Board.

The Board adopted the DSU component to more closely align the economic interests of Directors with those of the Corporation’s shareholders.

9.	Board committees should generally be composed of outside Directors, a majority of whom are unrelated.	Yes	Of the five committees of the Board, two (the Audit and Compensation Committees) are composed entirely of independent and unrelated Directors. Two others (the Corporate Governance and Nominating Committee and the Safety, Health and Environment Committee) are composed entirely of outside Directors, one of whom is a non-independent Director. The Executive Committee is composed of four independent unrelated Directors and one inside Director.

Each Committee of the Board has a written Charter which details the Committee’s duties and responsibilities.

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

10.	Appoint a committee responsible for developing the Corporation’s approach to corporate governance issues and the guidelines.	Yes	The Board has established a Corporate Governance and Nominating Committee. At present, that Committee is composed of five outside Directors, four of whom are independent and unrelated. The Committee is responsible for examining and reporting to the Board on matters relating to governance of the Corporation and for recommending nominees for election or appointment as Directors. In addition, the Committee develops, reviews and recommends to the Board for approval policies and procedures relating to corporate governance as are appropriate:

(i) to maintain trust and confidence in the balanced attention to the different interests of the Corporation’s shareholders, employees, customers and other communities of interest; and

(ii) to ensure the effective and timely discharge by the Corporation’s Directors, officers and senior management of the responsibilities and duties of each.

11.	(a) Define limits to Management’s responsibilities by developing position descriptions for: (i) the Board; and	Yes	The Board has adopted a Charter which sets out its responsibilities and the limits to management’s responsibilities. The Board is specifically charged with:
(a) oversight and approval on an ongoing basis of the Corporation’s business strategy;

(b) appointment of the Chief Executive Officer and monitoring his or her performance;

(c) approving the appointment of all corporate officers and ensuring that adequate provision has been made for management succession;

(d) establishing standards for management and monitoring performance;

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

(e) approving procedures for strategy implementation, for identifying and managing risks and for insuring the integrity of internal control and management information systems; and

(f) reporting to shareholders on the performance of the business.

The Board has specifically retained responsibility for managing its own affairs, including planning its composition, selecting the Board Chair, nominating candidates for election to the Board, appointing committees and determining Director compensation.

	(ii) the Chief Executive Officer.	Yes	A position description for the Chief Executive Officer has been developed and approved by the Board.

	(b) Board should approve the Chief Executive Officer’s corporate objectives.	Yes	The Compensation Committee annually reviews the Chief Executive Officer’s performance and, in consultation with the Chief Executive Officer, establishes objectives for the fiscal year.

12.	Establish structures and procedures to ensure the Board can function independently of management.	Yes	The Board has determined that the Corporation is best served by dividing the responsibilities of Board Chair and Chief Executive Officer. The Board Chair is independent and unrelated and is chosen by the full Board.

A position description for the Board Chair has been developed and approved by the Board. Amongst other things the Chair is expected to:

(i) provide leadership necessary for effective functioning of the Board;

(ii) lead in the assessment of Board performance;

(iii) assist the Compensation Committee in monitoring and evaluating the performance of the Chief Executive Officer;

(iv) lead the Board in ensuring succession plans are in place at the senior management level; and

Does
PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

(v) act as an effective liaison between the Board and management.

The Board has also adopted a policy of meeting without management present at each regularly scheduled meeting of the Board. These sessions are of no fixed duration and participating Directors are encouraged to raise and discuss any issues of concern.

13.	(a) The audit committee should have a mandate which specifically defines the roles and responsibility of the Audit Committee;	Yes	The Audit Committee has a comprehensive written Charter which was fully reviewed and amended in 2003.

The Committee is composed solely of independent, unrelated Directors. All members of the Committee must be financially literate and at least one member of the Committee must have accounting or related financial expertise. The Board has approved a test of financial literacy and has established standards to determine “accounting or related financial expertise”.

The Charter explicitly affirms that the external auditor is ultimately accountable to the shareholders through the Board of Directors and Audit Committee. The Committee regularly assesses the independence of the external auditor and in its review of annual and quarterly financial statements, there is included a discussion of the quality of the Corporation’s accounting principles and the relevance, reliability, comparability and understandability of the financial statements.

	(b) All members should be outside Directors.	Yes	The Audit Committee is composed of four members, all of whom are independent and unrelated. At least one member of the Committee has accounting or related financial management expertise and all members of the Committee are financially literate.

14.	Implement a system to enable individual Directors to engage outside advisors, at the expense of the Corporation in appropriate circumstances.	Yes	Individual Directors may engage outside advisors, at the Corporation’s expense, upon authorization of the Executive Committee.

APPENDIX B

Audit Committee Charter

Objectives

      The Audit Committee will assist the Board of Directors in fulfilling its financial oversight responsibilities. The Audit Committee will review the financial statements, the system of internal control, the financial reporting process and management of financial risks, the audit process and the Corporation’s disclosure controls and procedures. In performing its duties, the Committee will maintain effective working relationships, including engaging in full and frank discussions, with the Board of Directors, management, and the internal and External Auditors. To perform his or her role effectively, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership as well as the Corporation’s business, operations and risk.

      In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or conduct of audits or for any determination that the Corporation’s financial statements are complete and accurate or in accordance with Canadian or U.S. generally accepted accounting principles.

External Auditor Independence

      The Corporation’s External Auditor is ultimately accountable to the shareholders through the Board of Directors and Audit Committee.

      The Committee’s responsibilities regarding the independence of the External Auditor are identified under the heading Duties, Powers and Responsibilities: External Audit.

Membership

      The Board of Directors shall elect annually from among its members an Audit Committee to hold office for the ensuing year or until their successors are elected or appointed.

      The Audit Committee shall consist of not less than three and not more than five members, none of whom are current or former officers or employees of the Corporation or any of its affiliates and none of whom have any relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation. In addition, members must be financially literate and at least one member should be an Audit Committee Financial Expert. Each member shall meet the independence, experience and financial literacy requirements of applicable law and listing standards.

      The Board of Directors may from time to time designate one of the members of the Audit Committee to be the Committee Chair and the Secretary of the Corporation shall be the Secretary of the Audit Committee.

      Any member of the Audit Committee may be removed or replaced at any time by the Board of Directors and shall cease to be a member of the Audit Committee on ceasing to be a Director. The Board of Directors may fill vacancies on the Audit Committee by election from among the Board of Directors. If and whenever a vacancy shall exist on the Audit Committee, the remaining members may exercise all its powers so long as a quorum remains in office. Subject to the above, each member of the Audit Committee shall hold office as such until the next Annual Meeting of Shareholders after his or her election.

Meetings and Participation

      Meetings of the Audit Committee shall provide a framework for a full and frank discussion of all relevant matters, including: financial statement disclosures, accounting, internal controls and auditing. To accomplish this:

•	The Audit Committee shall meet at least once each quarter. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.

•	The Corporation’s internal auditor shall be entitled to receive notice of every meeting of the Audit Committee, and shall attend such meetings at the invitation of the Audit Committee. The External Auditor shall be entitled to receive notice of every meeting of the Audit Committee and to attend and be heard thereat. The Audit Committee expects that both the internal and External Auditors will have independent communication and information flow with it or the Committee Chair.

•	The Audit Committee may invite such officers, directors and employees of the Corporation as it may see fit, or any external counsel, from time to time to attend meetings of the Audit Committee and assist in the discussion and consideration of the duties of the Audit Committee. The Audit Committee shall have full authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation.

•	The time at which and place where the meetings of the Audit Committee shall be held and the calling of meetings and the procedure in all things at such meetings shall be determined by the Audit Committee; provided that meetings of the Audit Committee shall be convened whenever requested by the External Auditor or any member of the Audit Committee in accordance with the Canada Business Corporations Act.

•	No business may be transacted by the Audit Committee except at a meeting of its members at which a quorum of the Audit Committee is present. A majority of the members of the Audit Committee shall constitute a quorum.

•	At least once each quarter, in the absence of any management representatives, the Audit Committee shall meet separately with both the Corporation’s internal and external auditors (“in camera meetings”).

•	The Audit Committee shall keep minutes of its meetings in which shall be recorded all action taken by it, which minutes shall be available as soon as possible to the Board of Directors and provided to each Director who so requests. Items discussed in the in camera portion (with the External Auditor and the internal auditor) of Audit Committee meetings will not be recorded in the minutes of that meeting.

Duties, Powers and Responsibilities

      There is hereby delegated to the Audit Committee the duties and powers specified in section 171 of the Canada Business Corporations Act and, without limiting these duties and powers, the Audit Committee shall:

Financial Statements

•	In the discussion of the external audit plan with the External Auditor and management, members of the Committee shall satisfy themselves that both quantitative and appropriate qualitative factors have been taken into account in the determination of whether or not amounts or disclosures are material to financial statements.

•	Review the annual audited Financial Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Selected Eleven-Year Data with management and the External Auditor prior to their submission to the Board of Directors for approval, and make a determination whether to recommend to the Board of Directors that the audited Financial Statements be included in the Corporation’s Form 10-K.

•	Review, prior to publication, the unaudited quarterly financial statements of the Corporation and other financial information to be included in the Corporation’s Form 10-Q with management and the External Auditor and, if such statements and information are found to conform to the accounting practices and standards of the Corporation, authorize the release and publication of such statements and information. The Audit Committee shall also discuss the results of the External Auditor’s review of the Corporation’s quarterly financial statements conducted in accordance with Statement of

Auditing Standards (SAS) No. 71. The Committee shall also review the quarterly Management Discussion and Analysis of Financial Conditions and Results of Operations.

•	In the review of annual and quarterly financial statements, discuss the quality of the Corporation’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. The Audit Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the External Auditor under Canadian generally accepted auditing standards, U.S. generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by SAS No. 61, as amended by SAS No. 90. The framework for discussion will be from the perspective of those who use the statements and will include reference to relevance, reliability, comparability and understandability of these statements.

•	Review in detail the result of the External Auditor’s review of the Corporation’s financial records, including the management letter, and report to the Board of Directors any matters that remain unresolved. Such review shall address any problems or difficulties the External Auditor may have encountered in connection with the annual audit or otherwise, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, material adjustments to the financial statements recommended by the External Auditor and adjustments that were proposed but “passed”, regardless of materiality.

•	Review periodically with management, the internal auditor and the External Auditor the effect of new or proposed regulatory and accounting initiatives on the Corporation’s financial statements and other public disclosures and procedures.

•	Review with the External Auditor (i) the Corporation’s critical accounting policies and estimates, and (ii) any alternative treatments of financial information under Canadian or U.S. generally accepted accounting principles that have been discussed with management.

Internal and Disclosure Controls

•	The Audit Committee shall discuss with management, the internal auditor and the External Auditor the Corporation’s major risk exposures (whether financial, operational or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits.

•	Review on an annual basis with management and the External Auditor the Corporation’s internal controls and procedures and management’s internal control report, including any attestation of such report by the External Auditor. Management and the internal auditor shall report periodically to the Audit Committee regarding any significant deficiencies in the design or operation of the Corporation’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Corporation.

•	Review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel on an annual basis the Corporation’s disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

•	Discuss with the Chief Executive Officer and the Chief Financial Officer all elements of the certification required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Chair of the Audit Committee shall participate in the quarterly Sarbanes-Oxley Due Diligence Conference Call meeting.

Internal Audit

•	Review with management, the External Auditor and the internal auditor, audit scope, audit plans, activities and staffing of the internal audit function.

•	Review with management, the External Auditor and the internal auditor, the internal auditor’s periodic activity reports.

•	Review on an annual basis the experience and qualifications of the senior members of the internal auditors and the overall effectiveness of the internal audit function including comparison with external benchmarks.

•	Review internal audit costs annually.

•	Discuss with the Chief Executive Officer any proposed dismissal, appointment or replacement of the internal auditor.

External Audit

•	Review with the External Auditor, management and the internal auditor the External Auditor’s proposed audit plan and approach, including coordination with the internal auditor and the relationship between areas of audit emphasis and quantum of risk.

•	Review with the External Auditor annually their written statement regarding relationships and services which may affect the External Auditor’s objectivity and independence. The Audit Committee shall approve guidelines for the retention of the External Auditor for any non-audit service and the fee for such service and shall determine procedures for the approval of audit and non-audit services in advance. The Audit Committee shall, in accordance with such procedures, approve in advance any audit or non-audit service provided to the Corporation by the External Auditor, all as required by applicable law or listing standards.

•	At least annually, receive a report by the External Auditor describing any material issues raised by the most recent internal quality control review of the local practice office or by any inquiry or investigation by governmental or professional authorities of the local practice office, within the preceding two years, and steps taken to address any such issues. The report shall also include any similar matters pertaining to offices other than the local practice office, to the extent the audit partner is aware of such matters.

•	Ensure the regular rotation of the lead partner and the reviewing partner to the extent required by law, and regularly consider whether or not there should be a rotation of the Corporation’s External Auditor.

•	With management, evaluate the performance of the External Auditor annually.

•	Recommend the appointment, reappointment or replacement of the External Auditor to the Board for recommendation to the shareholders.

•	Review External Audit fees.

•	Approve guidelines for the Corporation’s hiring of former employees and partners of the External Auditor, which shall meet the requirements of applicable law and listing standards.

Compliance

•	Review periodically with management, including the General Counsel, and the External Auditor any correspondence with, or other action by, regulators or government agencies and any employee complaints or published reports that raise concerns regarding the Corporation’s financial statements, accounting or auditing matters or compliance with the Corporation’s Code of Business Conduct. The Audit Committee shall also meet periodically and separately with the General Counsel and other appropriate legal staff of the Corporation or external counsel to review material legal affairs of the Corporation and the Corporation’s compliance with applicable law and listing standards.

•	Review a summary of compliance with the Corporation’s Code of Business Conduct on an annual basis.

Reporting Responsibilities

•	Regularly update the Board about Committee activities and ensure the Board is aware of matters which may significantly impact the financial condition or affairs of the Corporation.

•	Prepare annually a report for inclusion in the proxy statement. This report will disclose the Committee’s activities that resulted from its financial reporting oversight responsibilities. Specifically, the report will deal with its review of the financial statements with management, the discussions it has had with the External Auditor regarding their written disclosures pertaining to independence and other matters required to be discussed and will contain disclosure of all audit and non-audit fees paid to the External Auditor.

•	Prepare a report to the Board regarding the result of its annual self-assessment.

Other Responsibilities

•	Maintain procedures for the receipt, retention and treatment of complaints received by the Corporation regarding financial statement disclosures, accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Corporation of concerns regarding financial statement disclosures, accounting, internal accounting controls and auditing matters.

•	Review and address any complaints received by the Corporation regarding financial statement disclosures, accounting, internal accounting controls or auditing matters, and any confidential, anonymous submissions by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

•	Review annually a summary of the Corporation’s transactions with directors and officers and with firms that employ directors, as well as any other material related party transactions.

•	Review quarterly the report prepared by the Natural Gas Hedging Committee. If the hedged position is outside of the guidelines approved by the Natural Gas Hedging Committee, determine the reasons for this deviation and the actions that will be taken as a result.

•	Evaluate its performance under this Charter. The Committee shall address all matters that the Committee considers relevant to its performance, including the following:

•	The adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board;

•	The adequacy of information provided to the Committee by management, the internal auditor and the External Auditor;

•	Whether or not members have adequate opportunity to discuss issues and ask probing and/or challenging questions of management, where necessary;

•	Whether or not the Audit Committee is kept apprised of the significant operational, financial and regulatory issues currently being faced by the Corporation;

•	Whether or not the membership of the Committee contains the proper mix of relevant financial, legal and business talent; and,

•	Whether or not management are proactive in assisting the Committee in keeping current on important business, financial, operational and regulatory matters.

•	In assessing its own performance, the Audit Committee shall solicit feedback from the Board, CEO, CFO, the internal auditor and the External Auditor on specific opportunities to improve Audit Committee effectiveness.

•	Review and assess the adequacy of the Audit Committee Charter on an annual basis.

•	Carry out such other duties as may be delegated to it by the Board of Directors from time to time.

Delegation

      The Audit Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

Outside Experts

      The Audit Committee may, if and when considered appropriate to do so, institute, direct and supervise an investigation into any matter related to the mandate of the Committee and may, for the purposes of such investigation, retain the services of outside legal counsel or other professionals, as required.

Remuneration

      The members of the Audit Committee shall be entitled to receive such remuneration for acting as members of the Audit Committee as the Board of Directors may from time to time determine, subject to such limitations as may be imposed by applicable independence requirements.

PRINTED IN CANADA

Potash Corporation

of Saskatchewan Inc.

Proxy	Potash Corporation of Saskatchewan Inc.

FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2003.

THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT OF THE CORPORATION.

The undersigned holder of common shares (“Shares”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) hereby appoints Donald E. Phillips, Chairman of the Board, or failing him, William J. Doyle, President and Chief Executive Officer, or failing him, Wayne R. Brownlee, Senior Vice President, Treasurer and Chief Financial Officer, or failing him, John L.M. Hampton, Senior Vice President, General Counsel and Secretary, or instead of any of the foregoing,
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as proxy for the undersigned to attend, vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Corporation to be held at the Delta Bessborough, 601 Spadina Crescent East, Saskatoon, Saskatchewan, Canada on Thursday, the 8th day of May, 2003 (the “Meeting”) at 10:30 a.m., and at any adjournments thereof, and hereby revokes any proxy previously given by the undersigned.

1. A shareholder has the right to appoint a person who need not be a shareholder, to represent him and to attend and act on his behalf at the Meeting, other than the nominees designated above, and may exercise such right by inserting the name of his nominee in the space provided above for that purpose.

2. The Shares represented by this proxy will be voted in accordance with any choice specified in this proxy. If no specification is made, the persons named above will vote such Shares for the election of the directors named in this proxy and for the appointment of Deloitte & Touche LLP as auditors of the Corporation.	3. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Corporation.

Without limiting the general powers hereby conferred, the Shares represented by this proxy are to be:

1. ☐ VOTED FOR the election as directors of all nominees listed below (except as marked to the contrary below), or

  ☐ WITHHELD FROM VOTING for all nominees listed below.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.

F.J. Blesi       W. Fetzer III    J.J. McCaig      E.R. Stromberg
W.J. Doyle     D.J. Howe       M. Mogford J.G. Vicq
J.W. Estey      A.D. Laberge    P.J. Schoenhals  E. Viyella de Paliza

2. Voted FOR☐ , or AGAINST☐ , or WITHHELD FROM VOTING☐ on, the appointment of Deloitte & Touche LLP as auditors of the Corporation.

Dated the              day of              , 2003.

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Name of Shareholder (please print)

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Signature of Shareholder

Potash Corporation
of Saskatchewan Inc.